Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:

June 30, 2010

Industrial Income Trust

Eric Paul

(303) 228-2200

DHL Global Forwarding Americas

Jennifer Pakradooni

(954) 888-7396

E-Mail: jennifer.pakradooni@dhl.com

INDUSTRIAL INCOME TRUST CLOSES ON ACQUISITION OF

SEATTLE, WA AREA DISTRIBUTION FACILITY

DENVER, CO — June 30, 2010 — Industrial Income Trust Inc. (IIT), an industrial real estate investment trust, announced today that it has completed its previously announced acquisition of the Renton Industrial Building, an industrial distribution facility in the Kent Valley submarket of Seattle-Tacoma, WA. The purchase price of the property was approximately $12.6 million. The approximately 127,000 square foot distribution center will be leased for a 10-year term to DHL Global Forwarding, one of the four business divisions within Deutsche Post DHL - the world’s leading postal and logistics services group.

“Seattle-Tacoma is a strong logistics market due to its deep water ports, diversified industry base, supply-constrained land and growing population base,” said Dwight Merriman, chief executive officer of IIT. “The Renton Industrial Building – located approximately 4 miles from the Seattle-Tacoma International Airport, 13 miles from the Port of Seattle and 25 miles from the Port of Tacoma – offers our tenant DHL Global Forwarding a centralized distribution facility with excellent access to air, seaport, highway and rail infrastructure. We are very pleased to have acquired this property.”

Industrial Income Trust

IIT’s core industrial strategy is to focus on building a national platform while overweighting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary investment objectives include preserving and protecting stockholders’ capital contributions, providing current income to stockholders in the form of regular cash distributions and realizing potential capital appreciation upon the sale of assets or other liquidity event. A Dividend Capital affiliate is the sponsor of IIT.

DHL – The Logistics company for the world

DHL is the global market leader in the logistics industry and “The Logistics company for the world.” DHL commits its expertise in international express, air and ocean freight, road and rail transportation, contract logistics and international mail services to its customers. A global network composed of more than 220 countries and territories and about 300,000 employees worldwide offers customers superior service quality and local knowledge to satisfy their supply chain requirements. DHL accepts its social responsibility by supporting climate protection, disaster management and education.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy.

This material contains forward-looking statements (such as those concerning the potential acquisition, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Industrial Income Trust’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Industrial Income Trust’s ability to execute on its investment strategy, the availability of affordable financing, Industrial Income Trust’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of Industrial Income Trust’s prospectus dated December 18, 2009 and Industrial Income Trust’s annual report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Industrial Income Trust’s assumptions differ from actual results, Industrial Income Trust’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. Industrial Income Trust cannot assure you that we will attain our investment objectives. Industrial Income Trust’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless Industrial Income Trust’s charter is amended, which requires the approval of its stockholders.

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